UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report: May 28, 2009

(Date of earliest event reported)

GOLDRICH MINING COMPANY

(Exact name of registrant as specified in its charter)

Commission File Number: 001-06412

_____________________________________

Alaska	91-0742812
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3412 S. Lincoln Drive

Spokane, Washington  99203-1650

(Address of principal executive offices, including zip code)

(509) 624-5831

(Registrant’s telephone number, including area code)

 Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01

Other Events

As previously reported on a Form 8-K filed on April 7, 2009, after an extensive trial and significant additional briefing, the Superior Court for the State of Alaska, Fourth Judicial District at Fairbanks, Alaska (the “Court"), issued Final Judgment in the lawsuit between Goldrich Mining Company (the “Company”) and Gold Dust Mines, Inc., Delmer M. Ackels and Gail E. Ackels (collectively, the “Defendants”), which the Company initiated to protect some of its assets at its Chandalar mining property in northern Alaska against mining claim jumping and trespass by the Defendants, who are former mining lessees of the property.  The Final Judgment was in favor of the Company, clearing title to all of its mining claims being challenged and awarding to it other nearby claims the Company maintained were located on its behalf during the hold-over term of the Defendants’ mining lease, as well determining that trespass had occurred, and dismissing a counterclaim against the Company.  The Company has filed its motion for attorneys' fees and costs as the prevailing party and is awaiting the Court's decisions.

On May 28, 2009, the Defendants appealed the Final Judgment to the Alaska Supreme Court, challenging the Court's rulings on several aspects of the Final Judgment and Findings of Facts and Conclusions of Law.  The appeal will take approximately a year to a year and a half to complete.

Additionally, on May 4, 2009, the Defendants filed an ex parte motion to reopen their 2000 bankruptcy case to allow the filing of an adversary complaint against the Company for alleged violations of the Defendants' bankruptcy discharge.  The complaint seeks money damages in the amount of $560,000 and the reinstatement of title to undefined mining claims.  The bankruptcy court granted the motion to allow the complaint and the complaint has been filed.  However, there is a pending issue of whether the filing fee has been paid, subjecting the complaint to possible dismissal.  The Company will answer the complaint and file a motion to dismiss or for summary judgment on the basis that the complaint is without merit because all the acts complained of involves all post-petition conduct and, thus, cannot be a violation of the Defendants' discharge.  The Company may also seek actual attorney's fees and costs as sanctions for bringing such a baseless complaint in violation of Federal Rule of Civil Procedure 11.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDRICH MINING COMPANY (Registrant)
Dated: June 2, 2009	By:	/s/ Ted R. Sharp
Ted R. Sharp Chief Financial Officer